Exhibit 99.1

LAYNE CHRISTENSEN ANNOUNCES NEW ENERGY INFRASTRUCTURE BUSINESS AND HIGH-CAPACITY WATER PIPELINE IN THE DELAWARE BASIN

THE WOODLANDS, TEXAS –June 7, 2017 – Layne Christensen Company, (NASDAQ: LAYN) (“Layne” or the “Company”), the largest water well drilling company in the United States and a leading provider of water infrastructure solutions, today announced its new energy infrastructure business and the construction of a new high-capacity water pipeline and infrastructure system to serve energy producers in the prolific producing Delaware Basin of West Texas.

Michael J. Caliel, President and Chief Executive Officer of Layne, commented, “This infrastructure business is an expansion of our water-focused platform, leveraging our extensive experience to better serve the rapidly growing demands for water in the energy sector. The recent increase in drilling activity, coupled with technology advancements driving greater horizontal lateral lengths, are creating a growing demand for water in fracking operations. Today, many fracking operations require between 500,000 and 700,000 barrels of water per well completion.  Based upon industry forecasts of longer lateral lengths and increasing drilling activity, we expect water usage within the energy sector to more than double over the next two years, with much of the demand in areas such as the Delaware Basin.

“Layne’s 135 years of experience in water sourcing, drilling and treatment provides us with a unique advantage over many industry competitors. This new investment is part of our longer-term strategy to leverage our substantial know-how in providing water infrastructure solutions to our clients. Our process of supplying water to energy producers through large capacity infrastructure under the Layne banner is a logical extension of our diversified end-market strategy serving clients in the municipal, agricultural and industrial sectors.”

J. Michael Anderson, Layne’s Chief Financial Officer, who joined Layne in 2015 with extensive energy service and infrastructure experience, added, “We believe the combination of Layne’s broad water expertise with our recently-created energy infrastructure team will enable us to generate attractive financial returns and grow this important business over the coming years.”

The water infrastructure system, which is currently in the final stages of construction, is anchored by nearly 1,000 acres of Company-owned, highly-productive water-producing land near Pecos, TX and will include wells, pump stations and in-ground storage facilities. The system encompasses more than 20 miles of high-capacity water pipeline extending northward towards Orla, TX into one of the most active oil and gas drilling areas in the United States.  The system has initial production and delivery capacity of 100,000 barrels per day of non-potable water, with significant capacity to support further expansion from both additional water sources and delivery points. The capital investment for the system is approximately $18 million.

Water sales are expected to commence during Layne’s fiscal third quarter.  Once operational, financial returns from the system are anticipated to be immediately accretive to cash flow and earnings.  Layne’s returns are back-stopped through an initial four-year contract containing minimum volume purchases from a large publicly-traded independent oil and gas producer that is actively drilling in the area.  While the initial contract is expected to ensure adequate financial returns for Layne, the Company anticipates being able to deliver additional water volumes to other producers in the area and expand its capacity over time.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. Such statements may include, but are not limited to, statements of plans and objectives, statements of future economic performance and statements of assumptions underlying such statements, and statements of management's intentions, hopes, beliefs, expectations or predictions of the future. Forward-looking statements can often be identified by the use of forward-looking terminology, such as "should," "intend," "continue," "believe," "may," "hope," "anticipate," "goal," "forecast," "plan," "estimate" and similar words or phrases. Such statements are based on current expectations and are subject to certain risks, uncertainties and assumptions, including but not limited to:  prevailing prices for various commodities, unanticipated slowdowns in the Company's major markets, the availability of credit, the risks and uncertainties normally incident to the  industries of operation, the impact of competition, the effect of any deregulation or other initiatives by the Trump Administration, the effectiveness of operational changes expected to increase efficiency and productivity, the availability of equity or debt capital needed for our business, including the refinancing of our existing indebtedness as it matures, worldwide economic and political conditions and foreign currency fluctuations that may affect worldwide results of operations. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially and adversely from those anticipated, estimated or projected. These forward-looking statements are made as of the date of this filing, and the Company assumes no obligation to update such forward-looking statements or to update the reasons why actual results could differ materially from those anticipated in such forward-looking statements.

About Layne

Layne is a global water management, infrastructure services and drilling company, providing responsible solutions to the world of essential natural resources — water, minerals and energy. We offer innovative, sustainable products and services with an enduring commitment to safety, excellence, and integrity.

Contacts

J. Michael Anderson

Chief Financial Officer

281-475-2694

michael.anderson@layne.com

Dennard Lascar Associates

Jack Lascar

713-529-6600

jlascar@dennardlascar.com

###

3